UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

ICON Income Fund Eight B L.P. Liquidating Trust

 (Exact Name of Registrant as Specified in Charter)

Delaware	333-37504	35-6911641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Park Ave, 36th Floor
New York, New York 10016

(Address of Principal Executive Offices)
____________________

(212) 418-4700

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 30, 2012, ICON Capital Corp., the managing trustee (the “Managing Trustee”) of ICON Income Fund Eight B L.P. Liquidating Trust (the "Liquidating Trust") and NRAI Services, LLC, the resident trustee (the “Resident Trustee”), amended the Liquidating Trust Agreement dated as of May 9, 2011, to extend the term of the Liquidating Trust until December 31, 2018.

The Liquidating Trust Agreement provides that the Liquidating Trust would terminate upon the earliest of (i) a termination required by the applicable laws of the State of Delaware, (ii) the termination due to the distribution of all Liquidating Trust Assets as provided in Section 5.5, or (iii) May 9, 2016; provided, however, that the Managing Trustee, in its discretion, could extend the existence of the Liquidating Trust to such later date as it may designate, if it determines that an extension is reasonably necessary to wind up the affairs of the Liquidating Trust.

As a result of the Managing Trustee’s determination that an extension was reasonably necessary to wind up the affairs of the Liquidating Trust, the term of the Liquidating Trust has been extended to December 31, 2018.

The Liquidating Trust’s beneficial interest holders may request and receive a copy of this report by  writing the Managing Trustee at ICON Capital Corp., 3 Park Avenue, 36th Floor, New York, NY 10016 or calling (212) 418-4700.

Amendment No. 1 to the Liquidating Trust Agreement is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is furnished herewith:

99.1    Amendment No. 1 to the Liquidating Trust Agreement dated March 30, 2012.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICON INCOME FUND EIGHT B L.P. LIQUIDATING TRUST
By: ICON CAPITAL CORP., its Managing Trustee

Dated: March 30, 2012	By: /s/ Michael A. Reisner
Michael A. Reisner
Co-President and Co-Chief Executive Officer